Exhibit 10.18

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. In addition, certain personally identifiable information has been redacted from this exhibit. Redacted information is indicated by [***].

FRAMEWORK PURCHASE AGREEMENT

concluded pursuant to § 409 et seq. of Act no. 513/1991 Coll. Commercial Code as amended

PARTIES:

1.	The Slovak simple joint-stock company InoBat Auto j.s.a., with its registered office at Dolná 5, Banská Bystrica 974 01, Slovakia, ID No: 52 648 192, registered in the in the Commercial register of the District Court Banská Bystrica, Section: Sja, Insert No.: 17/S, represented respectively by its director(s), Marián Boček, Chairman of Board of Directors and Vazil Hudák, Member of Board of Directors, hereinafter referred to as: INOBAT.

and

2.	The Slovak private limited company Gotion EMEA Holding s.r.o., with its registered office at Mostová 4, 811 02 Bratislava/Staré Mesto, Slovakia, ID No: 56 164 050, registered in the in the Commercial register of the Municipal Court Bratislava III, Section: Sro, Insert No.: 178456/B, legally represented by its Managing Director, Luis Moreton Achsel, hereinafter referred to as: SUPPLIER.

INOBAT and SUPPLIER are also collectively referred to hereinafter as ‘Parties’ and each individually as ‘Party’.

CONSIDER AND TAKE INTO ACCOUNT:

-	SUPPLIER has the rights to market, sell the products of the company Gotion GmbH, established in Hannover with its principal place of business in (30559) Hannover at the Joehrensstr. 16 in Hannover, registered in the Chamber of Commerce under number HRB 219138 (Hannover) as its shareholder, hereinafter referred to as: Gotion. Gotion is a company engaged in the development, production, and sale of (technical) products, specifically products and technology in the field of energy storage.

-	INOBAT, in the context of its business operations, is developing and establishing a (new) battery project and requires various products, technology, and solutions and SUPPLIER grants the rights to market, sell the Gotion´s products to INOBAT.

-	In this context, INOBAT contacted SUPPLIER, and SUPPLIER has declared itself willing (and able) to sell, and deliver a battery energy storage system (BESS) based on INOBAT specifications in exchange for transferhip of the battery energy storage system (BESS) and various warranties provided for it. Accordingly, INOBAT owes SUPPLIER the Purchase Price for the battery energy storage system (BESS).

-	Parties INOBAT to conclude the agreements they have made in this Framework Purchase Agreement, whereby the Appendices form an integral part of this Framework Purchase Agreement hereinafter referred to as: Agreement.

AND AGREE AS FOLLOWS:

Article 1. Definitions

In this Agreement, the capitalized terms, including those in the recitals, have the meanings assigned to them in this Article 1:

1.1.	Acceptance Test: the initial test demonstrates that the Product meets the requirements stipulated in this Agreement.

1.2.	Appendix (Appendices): the documents attached to this Agreement which form an integral part thereof and specify the agreements recorded in the Agreement in further detail.

1.3.	Defect: a demonstrable fault in the Product and/or performance deficiency that causes it not to function in accordance with the description in the Documentation or otherwise fails to meet the Agreement or is not fir for purpose requested by the Customer (i.e. battery energy storage system installed, connected and operating in the grid).

1.4.	Delivery: the delivery of the Product to the Delivery Location.

1.5.	Delivery Location or Site: the location designated by Customer where the Delivery of the Product and its installation will take place as indicated in Purchase Order.

1.6.	Installation Location: the location designated by the Customer where the Installation of the Product will take place as indicated in Purchase Order.

1.7.	Installation: the setup, installation, and connection of the Product in accordance with the provisions of the Agreement.

1.8.	In Writing (Written): the term 'In Writing' includes email or other electronic media.

1.9.	Manufacturer's Warranty Certificate: means the document issued by Gotion concurrently with the relevant Purchase Order, which sets forth the warranties provided by Gotion. The content and applicability of such warranties are guided by the principles outlined in Appendix 3 and Appendix 4, but shall be subject to and governed by the specific terms and conditions stated in the corresponding Manufacturer’s Warranty Certificate attached to Purchase Order. Such Certificate also includes contact details for Gotion or its authorized service providers for the purpose of submitting warranty claims.

1.10.	Party (Parties): INOBAT or/and SUPPLIER.

1.11.	Product: the battery high voltage box, battery cabinet, combiner cabinet to be supplied by SUPPLIER based on the Agreement, including Documentation, as generally indicated in terms of quantity, type, and/or model designation in Appendix 2, and as ultimately specified and binding pursuant to the applicable Purchase Order.

1.12.	Framework Purchase Agreement: this agreement signed by all Parties, including the recitals and all Appendices, which form an integral part thereof.

1.13.	Purchase Price: compensation payable by INOBAT to SUPPLIER for the Delivery of the Product as specified in Purchase Order.

1.14.	Site Acceptance Test: the second test demonstrating that the Product meets the requirements stipulated in this Agreement.

1.15.	Working Days: calendar days excluding weekends and public holidays recognized in Slovakia.

TITLE I. SALE AND PURCHASE OF THE PRODUCT

Article 2. Subject of the Agreement, Order

2.1.	The subject matter of this Agreement is to establish the terms and conditions by which the Parties will manage the purchase of supply of Product.

2.2.	SUPPLIER will supply Product to be delivered under this Agreement, on the basis of individual written order (hereinafter referred to as the "Purchase Order"). INOBAT shall use its best efforts to provide rolling forecast of intended order volumes on a quarterly basis. While this Agreement does not impose a binding minimum purchase obligation, SUPPLIER may reasonably rely on the forecasts for planning purposes. If forecasted volumes are consistently not realized, the Parties shall negotiate in good faith on possible compensation mechanisms.

2.3.	SUPPLIER undertakes by this Agreement to deliver and sell the Product to INOBAT designed for resale to its customers (hereinafter referred to as the "Customer”) and the INOBAT undertakes to purchase the Product as specified in the Purchase Order and the terms of this Agreement and pay the Purchase Price, while the Parties undertake to carry out the sale and purchase under the conditions agreed in this Agreement.

2.4.	The technical specification of the Product as identified in Purchase Order. Any technical change or component substitution proposed by SUPPLIER that does not materially affect form, fit, or function of the Product shall require INOBAT’s consent, which shall not be unreasonably withheld or delayed. Likewise, after Purchase Order confirmation, INOBAT shall refrain from requesting design changes, unless justified by material safety, compliance or regulatory concerns. In such cases, the Parties shall consult and agree in good faith on the technical adjustments and any resulting impacts, including potential compensation for costs, delays, or resource reallocation.

2.5.	Each Purchase Order shall be in writing and shall contain:

a)	Type and quantity of the Product,

b)	Technical agreement including nomination of the technical team

c)	Purchase Price

d)	Delivery Location of the Product,

e)	Delivery Time

f)	Installation Location

g)	Installation Time

h)	Contact Person for Product delivery.

i)	Payment Term.

j)	Amount of contractual penalties requested by the Customer, if any. INOBAT shall use its best efforts to ensure that any such penalties are proportionate and justified.

2.6.	Purchase Order shall be delivered by writing and e-mail at least [***] months before the required delivery date of the Product. The SUPPLIER shall respond to the Purchase Order in writing or by e-mail within [***] Working Days after receipt. The Purchase Order shall only become effective upon written mutual confirmation by both Parties.

Article 2a. Strategic Transactions Coordination and Market Access

The SUPPLIER and INOBAT agree as follows:

2.7.	The Parties shall jointly maintain and regularly update each other of potential transactions related to the sale of the Product (the “Potential Transactions List”) covering the regions of Europe, Asia, and Africa. The Potential Transactions List shall be updated on a monthly basis and confirmed in writing by both INOBAT and the SUPPLIER.

The Parties agree to collaborate in good faith on the strategic allocation of customer relationships, business development planning, and coordination of commercial efforts. Any addition to or removal from the Potential Transactions List shall require mutual written agreement. In the event that either Party receives an inquiry from a listed potential customer, the Parties shall coordinate and communicate promptly to align on the appropriate next steps.

2.8.	INOBAT shall be the preferred offtake partner in any tender or customer engagement within Slovakia where both INOBAT and SUPPLIER, or any affiliated entity of the SUPPLIER, shall participate, INOBAT shall have right of first opportunity to engage with the customer and convert the opportunity into a binding order.

2.9.	If any commercial opportunity arises in Slovakia for the sale or distribution of the Product for residential and public building applications, such opportunity shall first be directed to INOBAT. INOBAT shall have the right of first opportunity to engage with the customer and convert the opportunity into a binding order within [***] months.

If, for any reason (including but not limited to the customer’s preference to contract directly with Gotion or its affiliates), INOBAT is unable to secure the opportunity within such reasonable period of [***] months, the SUPPLIER shall retain the right to pursue the opportunity directly with the customer.

Article 3. Compensation and Invoicing

3.1.	The Purchase Price shall be specified in the relevant Purchase Order and shall prevail over any conflicting provisions in Appendix 1.

3.2.	The Purchase Price shall be invoiced by SUPPLIER according to the payment terms specified in the applicable Purchase Order or, if not specified therein, those in Appendix 1.

3.3.	SUPPLIER shall send invoices to INOBAT, stating the date, number of Purchase Order, the name of the Customer and other information communicated in Writing by INOBAT. INOBAT shall promptly provide such information to avoid delays.

3.4.	INOBAT shall pay the amounts due within the payment terms specified in the applicable Purchase Order. If the Purchase Order does not specify payment terms, the terms set forth in Appendix 1 shall apply upon receipt of the relevant invoice from the SUPPLIER..

3.5.	All amounts owed by INOBAT to SUPPLIER under this Agreement shall be only paid to an account in the name of SUPPLIER. INOBAT is not obliged to make payment to a SUPPLIER entity other than that with which INOBAT has entered into this Agreement. SUPPLIER may notify INOBAT in writing of any changes to payment details.

3.6.	Any payments under this Agreement shall be paid in Euro by way of wire transfer free of any costs and fees of the remitting bank while for the fulfilment the day of dispatch shall be decisive.

3.7.	If INOBAT delays any payment to SUPPLIER, INOBAT shall pay SUPPLIER a penalty of [***]% of the overdue amount per month until such delayed payment is made in full. Furthermore, if the payment is delayed, INOBAT shall take full responsibility for the consequent delay in the Delivery of the Product until the payment is made.

3.8.	Insofar as SUPPLIER is obliged to charge value-added tax, the amounts specified in the Agreement shall be increased by the applicable percentage of value-added tax at the time of performance. All prices and rates shall always be specified in euros.

TITLE II. PRODUCTION, DELIVERY AND INSTALLATION OF THE PRODUCT

Article 5. Production and Factory Acceptance Test

5.1.	SUPPLIER declares that the Product delivered under this Agreement shall be manufactured in accordance with the specifications to be defined in the relevant Purchase Order. SUPPLIER warrants that all components used in the Product shall be new and unused, unless otherwise agreed in the relevant Purchase Order.

5.2.	SUPPLIER shall perform quality control in accordance with the requirements specified in the relevant Purchase Order. SUPPLIER provides INOBAT quality reports and insights into quality flows in English, consistent with the Factory Acceptance Test.

5.3.	SUPPLIER shall ensure that all Product are tested after manufacturing in accordance with the Factory Acceptance Test. SUPPLIER shall rectify any non-conformities identified in the Factory Acceptance Test report, unless the parties agree otherwise in writing.

5.4.	SUPPLIER shall confirm that the Product successfully passes the Factory Acceptance Test, and the Factory Acceptance Test report shall be provided to INOBAT together with the Delivery of the Product.

Article 6. Delivery

6.1.	Delivery of the Product shall be determined based on the Purchase Order. In the event of any conflict between the Purchase Order and this Agreement or its annexes, the terms of the Purchase Order shall prevail.

6.2.	Delivery of the Product by SUPPLIER shall be made at the at Delivery Location at the time specified in the Delivery time specified in Purchase Order. Delivery times are estimates and subject to adjustment for Force Majeure. SUPPLIER shall notify INOBAT promptly of any anticipated delay.

6.3.	Not applicable.

6.4.	SUPPLIER is responsible for proper packaging and transportation of the Product. The Product shall be contained and/or packaged in a professional manner usual for the transport of such type of product and be suitable for transportation.

6.5.	SUPPLIER shall take commercially reasonable measures to maintain the Product under (electrical) voltage at all times to ensure the quality of the Product.

6.6.	If SUPPLIER becomes aware or should reasonably be expected to become aware that the Delivery of the Product or parts thereof will not take place on time, SUPPLIER shall immediately notify INOBAT in Writing, stating the cause of the delay and the proposed measures to prevent or rectify the delay, without prejudice to INOBAT's other rights. Such notification shall not constitute acceptance of liability by SUPPLIER.

6.7.	SUPPLIER shall notify INOBAT in advance in Writing directly after the Product is ready to be shipped to the Delivery Location.

6.8.	If SUPPLIER fails to deliver the Product within the periods as specified in Purchase Order, except in cases of Force Majeure as specified in Article 20 of this Agreement, SUPPLIER shall pay a direct payable penalty in the amount as requested by the Customer and specified in and agreed by SUPPLIER in the Purchase Order. INOBAT’s right to claim damage exceeding the agreed contractual penalty shall not be limited, provided, however, that such right shall be subject to the limitation of liability in Article 14.2. If the Delivery of the Product is overdue to INOBAT, with a maximum of [***] days, after which term INOBAT gains the right to dissolute this Agreement pertaining to the overdue Product without further notice of default and demanding payment of the Purchase Price (without prejudice to the indebtedness of the penalty clause as defined in this Article) back from SUPPLIER, to which payment SUPPLIER shall be liable.

6.9.	Loading of the Product at the Delivery Location shall follow the agreed INCOTERMS under Annex 1..

Article 7. Installation

7.1.	INOBAT and SUPPLIER shall commence the Installation of the Product as soon as possible after Delivery to the Installation Location. SUPPLIER shall assist and advice with regard to the Installation.

7.2.	Installation date shall be specified in the Purchase Order. SUPPLIER shall not be liable for installation delays caused by INOBAT or third parties. The Product shall be installed no later than the date specified in Purchase Order. In the case of delay with the installation of the Product to the Site, SUPPLIER is obliged to pay INOBAT the contractual penalty in the amount as requested by the Customer and specified in and agreed by SUPPLIER in the Purchase Order. INOBAT's right to claim damage exceeding the agreed contractual penalty shall not be limited, provided, however, that such right shall be subject to the limitation of liability in Article 14.2.

7.3.	Upon completion of the Installation, the Parties shall draw up and sign a Written Installation Certificate. This certificate does not affect the provisions of the Agreement regarding acceptance and warranty.

7.4.	Upon signing the Written Installation Certificate any non-conformities to SUPPLIER's (Written) instructions regarding the installation of the Product shall not affect the warranty provisions contained in Articles 9,10 and 11 of this Agreement, except where such deviations demonstrably cause damage or malfunction.

7.5.	Each Party shall grant reasonable access and cooperation to the other Party’s personnel to perform their obligations under this Agreement, subject to compliance with applicable site rules and regulations. All personnel granted access shall be bound by confidentiality obligations equivalent to those set forth in Article 17 of this Agreement, and each Party shall be responsible for ensuring its personnel are instructed accordingly.

7.6.	INOBAT undertakes to have the necessary connections and permits required for the Installation. INOBAT also undertakes to provide SUPPLIER with water, electricity, toilet facilities, waste container, and waste disposal. In the event of INOBAT’s failure to provide the above resources in a timely manner, any delay or failure in Installation shall not be deemed a breach by SUPPLIER, and the Installation timeline shall be adjusted accordingly.

Article 8. Site Acceptance Test

8.1.	As soon as possible, but at the latest within [***] after the Installation SUPPLIER shall subject the Product to a Site Acceptance Test together with INOBAT and the Customer. If the Site Acceptance Test cannot be performed within such period due to delays or unavailability caused by INOBAT or the Customer, the deadline shall be automatically extended accordingly, and SUPPLIER shall not be liable for such delay. Site Acceptance Test shall verify the successful installation, full and Defect-free functioning of the Product as well as its full performance capacity pursuant to the performance warranties specified in Manufacturer's Warranty Certificate. The detailed scope of the Site Acceptance Test shall be agreed by both SUPPLIER, INOBAT and the Customer.

8.2.	Immediately after the Site Acceptance Test, the Parties shall draw up and sign a Written report. This report shall record any Defects in the Product and whether (parts of) the Product have been approved or rejected by INOBAT and Customer.

8.3.	Defects that do not reasonably hinder the commercial use of the Product due to their nature and/or number shall not constitute grounds for withholding approval, without prejudice to SUPPLIER's obligation to remedy such Defects free of charge within a period of 2 weeks after the approval by INOBAT and the Customer. Should the Defects be not rectified by SUPPLIER within the said deadline, INOBAT is entitled to remedy any such Defects through a third party at the expense of SUPPLIER, provided that (i) SUPPLIER was given a final written notice with a reasonable cure period of at least [***] days; and (ii) the third-party repair cost is commercially reasonable.

8.4.	After acceptance regarding the Site Acceptance Test and performing the remedy of Defects under Section 8.3 of this Clause, SUPPLIER is not obliged to remedy Defects in the Product under the Agreement except in cases where:

a.	INOBAT is entitled to rights under the warranty as described in Articles 9, 10 and 10 of the Agreement; and/or

b.	The Defects were hidden at the time of acceptance of the Product and could not reasonably have been discovered by INOBAT.

TITLE III. WARRANTY AND LIABILITY

Article 9. Product Warranty

9.1.	SUPPLIER provides the Product warranties as stipulated in the relevant Purchase Order and its corresponding Manufacturer's Warranty Certificate and guarantees the fulfilment of such warranties directly by Gotion, otherwise, InoBat shall be entitled to full compensation, Articles 14.1 and 14.2 shall not apply in this case.

9.2.	Forby, SUPPLIER warrants that the Product will, for a standard as specified in the Appendix 3 unless a different period is agreed in the relevant Purchase Order and its corresponding the Manufacturer´s Warranty Certificate after acceptance regarding the Site Acceptance Test:

a.	Meet the requirements stipulated in this Agreement;

b.	Meet the technical and certification requirements stipulated in clause 18.1 thereof, the relevant Purchase Order and its corresponding Manufacturer's Warranty Certificate;

c.	Comply with applicable German, European Union and international quality and safety standards

d.	Be suitable for the purpose for which INOBAT acquires the Product for the Customer based on the agreed technical specifications.;

9.3.	During the warranty period as mentioned under Article 9.2, INOBAT is entitled to free remediation of Defects within the requirements stipulated in the relevant Purchase Order and its corresponding Manufacturer's Warranty Certificate pursuant to the rectification procedure specified in article 11.3 a 11.4 herein. Defects resulting from improper use, maintenance, modifications by INOBAT, the Customer, or third parties shall be excluded from this warranty provided that such activities and their causal link to the defects are duly demonstrated by SUPPLIER.

Article 10. Performance Warranty

10.1.	SUPPLIER provides the performance warranties as stipulated in the relevant Purchase Order and its corresponding Manufacturer's Warranty Certificate and guarantees the fulfilment of such warranties directly by Gotion.

10.2.	Forbye, SUPPLIER warrants that the performance of the Product will, for a period of [***] months after acceptance regarding the Site Acceptance Test and;

a.	Meet the requirements stipulated in this Agreement;

b.	Meet the performance requirements stipulated in the clause 18.1 thereof, the relevant Purchase Order and its corresponding Manufacturer's Warranty Certificate;

c.	Meet the noise requirements (maximum decibels) stipulated in the Purchase Order and its corresponding Manufacturer's Warranty Certificate; and

d.	Be suitable for the purpose for which INOBAT acquires the Product for the Customer, based on the agreed technical specifications and usage conditions.

10.3.	During the warranty period as mentioned under Article 10.2, INOBAT is entitled to free remediation of Defects caused by manufacturing or design defects, pursuant to the rectification procedure specified in article 11.3 a 11.4 herein. Defects caused by misuse, improper maintenance, or unauthorized modifications are excluded provided that such activities and their causal link to the defects are duly demonstrated by SUPPLIER.

Article 11. Additional Terms regarding Product and Performance Warranties

11.1.	SUPPLIER shall provide the Manufacturer's Warranty Certificate for each Product. The Manufacturer's Warranty Certificate shall be provided together with the relevant Purchase Order.

11.2.	SUPPLIER undertakes to maintain the spare parts at all times during the warranty period as referred to in Articles 9.2 and 10.2, which SUPPLIER shall supply free of charge at the location in Europe upon INOBAT’s or the Customer´s first request. During the warranty period, for normal faults, SUPPLIER will provide remote technical assistance to the Customer for fault treatment. Such remote technical support shall be provided over a telephone line 24/7.

11.3.	In the event of a Defect under warranty as stipulated under Articles 9.2 and/or 10.2, SUPPLIER shall support the Customer in repairing or resolving the issues immediately upon detection. In order to avoid doubts the Parties specified the following Defect resolution procedure:

a)	INOBAT or directly Customer shall be obliged to notify the Defect to SUPPLIER without undue delay after its occurrence,

b)	SUPPLIER shall be obliged to inspect the notified Defects remotely not later than 24 hours from Defect notification or not later than 48 hours from Defect notification if physical inspection on Site is necessary,

c)	SUPPLIER shall notify INOBAT and the Customer regarding the cause of the Defect and suggest the plan for Defect rectification to INOBAT and the Customer not later than 48 hours after the inspection of the Defect,

d)	SUPPLIER shall rectify the Defect as soon as objectively possible, however in any case not later than within [***] days after the identification of the Defect.

11.4.	After the respective warranty periods stipulated in Articles 9.2 and 10.2 end, SUPPLIER must assist INOBAT or the Customer by allowing INOBAT or the Customer to purchase spare parts for the Product at a reasonable cost for as long as the Product is in service. Furthermore, SUPPLIER shall provide INOBAT or the Customer access to technical data of components and sub-assemblies for manuals related to production, product servicing, and repairs, as well as for technical support and after-sales support.

11.5.	Should SUPPLIER is in breach of its obligation to rectify the notified Defect (especially is in delay with rectification as agreed in article 11.3 and 11.4 herein, then SUPPLIER is obliged to pay to INOBAT contractual penalty in the amount as requested by the Customer and specified and agreed by SUPPLIER in the Purchase Order and INOBAT is furthermore entitled to remedy any such Defect through a third party at reasonable expense of SUPPLIER. The right of INOBAT to claim the damage incurred exceeding the amount of the agreed contractual penalty is not limited, provided, however, that such right shall be subject to the limitation of liability in Article 14.2.

11.6.	The warranties in Articles 9.2 and 10.2 lapse if and to the extent that SUPPLIER can demonstrate that the relevant Defects are due to incorrect remediation by INOBAT or the Customer, maintenance by INOBAT or the Customer, or modifications improperly carried out by INOBAT or the Customer or by a third party acting on behalf of INOBAT or the Customer.

Article 12. General Warranties

12.1.	Each Party represents and warrants to the other Parties that:

a.	It has the full right, power, and authority to enter into this Agreement and to fully perform its obligations hereunder;

b.	The execution of this Agreement and the performance of its obligations hereunder are not prohibited by or in conflict with any agreement between such Party and any third party.

12.2.	SUPPLIER represents and warrants that:

a.	SUPPLIER is the exclusive owner of all rights, title and interest in Product, free of any security interest, charge or encumbrance and has not transferred ownership of, granted any exclusive license or right to or authorized the retention of any exclusive rights to or joint ownership of the Product;

b.	The Product does not infringe the rights of any person or entity, there is no action, lawsuit, claim, proceeding or investigation of any nature pending or threatened against SUPPLIER relating to the Product;

c.	The Product and Documentation are free from any right or claim of a third party based on industrial property or other intellectual property rights.

12.3.	The SUPPLIER shall indemnify and keep fully and effectively indemnified INOBAT or the Customer from and against all actions, suits, claims, demands, liabilities, costs, expenses, damages and losses suffered or incurred by IINOBAT or the Customer and/or for which it may be liable to any third party due to, arising from or in connection with the infringement of any of the aforementioned warranties subject to the liability limitations under this Agreement.

12.4.	SUPPLIER shall, according to INOBAT’s or the Customer´s requirements, remotely support INOBAT or the Customer´s in daily maintenance via email or telephone during normal business hours.

Article 13. Continued Service Fees of SUPPLIER

13.1.	SUPPLIER shall be obliged to provide regular service of the Product during its warranty period. The detailed service plan shall be agreed in good faith by INOBAT and SUPPLIER on one side and the Customer on the other side not later than within [***] after this Agreement becomes effective.

13.2.	INOBAT or the Customer has the right to enter into a Service Level Agreement for the maintenance of the Product with a third party.

13.3.	SUPPLIER or Gotion team shall provide comprehensive and complete training to INOBAT, in the English language, covering the Product, its maintenance, operation, software usage, full service, and any other topics reasonably requested by INOBAT. The training shall be supported by detailed and comprehensive documentation.

13.4.	In addition to article 13.1, the SUPPLIER shall assist and train INOBAT, the Customer and any third party engaged by INOBAT or the Customer to maintain the Product for a period of [***] days after the signing of the Site Acceptance Test Agreement. Upon completion of the training of (the personnel of) INOBAT, the Customer and/or such third party, the maintenance performed by such third party on the Product shall not affect the warranties provided by SUPPLIER in accordance with Articles 9 and 10 of this Agreement, unless the Defect is attributable to the maintenance performed by INOBAT, the Customer and/or such third party. The burden of proof in this respect rests with INOBAT or the Customer.

13.5.	If INOBAT has additional assistance or training, requirements for hardware or software and/or requests for on-site services from SUPPLIER, SUPPLIER is obliged to perform such services within warranties provided by SUPPLIER under the Agreement.

Article 14. Liability

14.1.	The Party that fails to meet its obligations under the Agreement and/or acts unlawfully towards the other Party is liable for compensation for the direct damage suffered or to be suffered by that Party. Neither Party shall in any event be liable for any indirect damages or indirect losses, including loss of profit for loss of or restriction of production, costs associated with business interruption, loss of contract or opportunity, loss of profits or expected profits, loss of product, loss of revenue or loss of use, or any punitive or exemplary damages or special, incidental or consequential damages arising from or relating to the Agreement or any act or omission under the Agreement, whether based on warranty, condition, contract, tort or any other legal ground whatsoever if otherwise agreed in this Agreement.

14.2.	The liability under Article 14.1 is limited to the maximum amount of the Purchase Price specified in Purchase Order.

14.3.	Parties can only claim compensation for their damage as referred to under Article 14.1 if the aggrieved Party has given Written notice of default to the failing or unlawful Party, stating a reasonable period for compliance or remediation of the unlawful situation, and the failing and/or unlawful Party has not remedied the shortcoming or unlawful situation within the stipulated period.

14.4.	This obligation to give Written notice of default lapses if compliance or remediation is permanently impossible.

14.5.	The limitation of liability in Article 14.2 lapses when:

a.	The damage is caused by intent or gross negligence of the failing/unlawful Party;

b.	The damage arises from third-party claims due to death or injury;

c.	In case of infringement of intellectual property rights referred to in Article 15.

TITLE IV. INTELLECTUAL PROPERTY RIGHTS, CONFIDENTIALITY AND MISCELLANGEOUS

Article 15. Transfer of Rights

15.1.	SUPPLIER is permitted to engage third parties in the performance of the Agreement if and to the extent that INOBAT has given prior Written consent, which shall not be unreasonably withheld or delayed.

15.2.	This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, by INOBAT, except to its affiliates or subsidiaries, to a third party. However, INOBAT is entitled - in the event of default on the part of SUPPLIER - to transfer their collection claims to a collection agency at the earliest, after [***] months of delay in payment.

15.3.	This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, by SUPPLIER, except to its affiliates or subsidiaries, to a third party. However, SUPPLIER is entitled - in the event of default on the part of INOBAT to transfer its collection claims to a collection agency at the earliest, after [***] months of delay in payment.

15.4.	No Party shall be entitled (i) to set-off any rights and claims it may have under this Agreement against any rights or claims the other Party may have under this Agreement and any other contractual relationship except for the agreed contractual penalties under this Agreement or (ii) to refuse to perform any obligations it may have under this Agreement on the grounds that it has a right of retention, unless the rights or claims of the relevant Party claiming a right of set-off or retention have been acknowledged In Writing by the relevant other Party or Parties, as the case may be, or have been confirmed by a final non-appealable decision of a competent (arbitration) court. Notwithstanding the above, SUPPLIER shall have the right to suspend performance if payments are overdue for more than [***] days after written notice.

15.5.	The Customer shall be anytime entitled to sell the Product to any third party of its choice.

Article 16. Intellectual Property Rights and Indemnity

16.1.	The Agreement does not entail the transfer of intellectual property rights from SUPPLIER to INOBAT, nor from INOBAT to SUPPLIER, unless otherwise agreed in this Agreement.

16.2.	SUPPLIER grants INOBAT all necessary industrial and intellectual property rights necessary to use and exploit the Product under the name of INOBAT and/or its customer. In order to avoid doubts, INOBAT shall be provided with royalty-free, worldwide, perpetual, non-exclusive, non-e, and non-sublicensable right to use and exploit the Product solely for its intended purpose under this Agreement. This license does not include any rights to modify, reproduce, reverse-engineer, sublicense, or otherwise use the Product beyond the scope of this Agreement. SUPPLIER grants to INOBAT the right to sublicense, solely for the purpose of reselling the Products, the right to use and exploit the Product as granted under this Agreement.

16.3.	Without prejudice to INOBAT's statutory rights, SUPPLIER indemnifies INOBAT in legal proceedings brought against it by third parties based on the claim that the use of the Product and/or Documentation infringes the intellectual property rights of such third parties, unless:

a.	INOBAT fails to notify SUPPLIER or SUPPLIER in Writing of the claim made by the said third parties; or

b.	The claims of third parties are solely caused by modifications to the Product made by INOBAT or third parties engaged by INOBAT.

16.4.	SUPPLIER shall place InoBat's logo on the Product at its own expense. INOBAT is allowed to use its own brand and trademark for the Product and goods that incorporate the Product, provided that this does not impair the reasonable benefit of SUPPLIER or cover or alter Gotion's trademark.

Article 17. Confidentiality

17.1.	For purposes of this Agreement, “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, business plans or models, product plans, products, services, software and code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by either Party, either directly or indirectly In Writing, orally or by drawings or inspection of parts or equipment or owned by any Party even though not delivered by that Party. It is understood that all Confidential Information is and shall remain the sole property of the Party that owns it, and the other Party shall have no interest therein. Upon a Party’s request, the other Party shall promptly return all such tangible Confidential Information.

17.2.	Notwithstanding the provisions of Article 17.1, Confidential Information shall exclude information that a Party can demonstrate: (i) was independently developed by that Party without any use of the other Party’s Confidential Information or by the other Party’s employees or other agents (or independent contractors) who have not been exposed to the other Party’s Confidential Information; or (ii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the other Party.

17.3.	Parties may use Confidential Information solely in connection with this Agreement. Parties shall treat as confidential and not disclose to any third party any of the Confidential Information. Without limiting the foregoing, each Party shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of Confidential Information. Each Party further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of any Confidential Information.

17.4.	Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of public or commercial advertising without the prior Written consent of all Parties; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) to its advisors, (ii) to third parties only to raise financing and funding, (iii) as required by any court or other governmental body and/or (iv) as otherwise required by law.

17.5.	Unauthorized use by Confidential Information will diminish the value of such information. Therefore, if a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, Parties agree and acknowledge that the other Party shall be entitled to equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

17.6.	In the event that a Party believes that it will be compelled, or is compelled, by a court, administrative agency, or other governmental body to disclose Confidential Information, it shall:

(i) provide prompt notice thereof to the other Party so that this Party takes steps to oppose such disclosure, and (ii) cooperate with the other Party’s reasonable attempts to oppose such disclosure, and (iii) use its reasonable efforts to obtain a protective order or otherwise prevent unrestricted or public disclosure of such information.

17.7.	No Party shall not make any public announcement relating to this Agreement except upon the other Party’s prior Written consent, which may only be granted or withheld on reasonable grounds.

Article 18. Documentation

18.1.	SUPPLIER shall provide INOBAT with sufficient Documentation on the properties and use possibilities of the Product. The Documentation must be such that:

a.	It provides an adequate description of the Product to be supplied by SUPPLIER and its functions especially but not limited to technical drawings, manual data sets.; and

b.	It is sufficient for all legal and administrative proceedings regarding the acquisition of the permits necessary for the operation of the Product; and

c.	Users can easily use all features of the Product; and

d.	Necessary for the transportation, installation and connection of the Product to the electricity grid within the European Union (EU market certification) and

e.	The Manufacturer's Warranty Certificate.

18.2.	INOBAT is entitled to reproduce and modify the Documentation for use for the Customer free of charge, provided that intellectual property rights indications on original copies are maintained or supplemented as required by SUPPLIER.

Article 19. Force Majeure

19.1.	Neither Party shall be held responsible for failure or delay in performing any part of the Agreement due to:

a.	Flood;

b.	Earthquake;

c.	Drought;

d.	Freezing, which causes an inability to install the Product;

e.	War;

f.	Riot;

g.	Strike;

h.	Sanctions;

i.	Government injunction;

j.	Pandemic; or

any other events that could not be predicted at the time of the conclusion of the Agreement and could not be controlled, avoided, or overcome by the Parties. However, if one Party is affected by Force Majeure, it shall inform the other Parties of its occurrence in Writing as soon as possible and thereafter send validation of the Force Majeure issued by the relevant authority to the other Parties, but no later than [***] days after its occurrence. The affected Party shall use its best endeavours to minimize the consequences of such Force Majeure.

19.2.	If the Force Majeure lasts over [***] days, all Parties shall negotiate the performance or termination of the Agreement. However, if the conditions or consequences of the Force Majeure, which have a material adverse effect on the affected Party’s ability to perform, continue for a period in excess of [***] months and the Parties have been unable to find an equitable solution pursuant to this clause, the Agreement shall terminate automatically.

Article 20. Miscellaneous Provisions

20.1.	Except as expressly provided herein, each Party shall be solely responsible for its own costs and expenses of its advisors (i) incurred in negotiating and consummating the transactions contemplated hereby; and (ii) for maintaining and perfecting the rights granted to such Party hereunder, including costs for recordation of documents, registration of rights and payment of government fees incurred after the signing of this Agreement.

20.2.	Articles 15 (Liability), 17 (Intellectual Property Rights and Indemnity), 18 (Confidentiality) and 21 (Dispute Resolution and Applicable Law) remain applicable by their nature after termination and/or dissolution of this Agreement.

20.3.	This Agreement is entered into for 5 (five) years from its signing.

20.4.	This Agreement terminates:

a.	upon the written agreement of the Parties as of the date stipulated therein;

b.	by way of a termination notice

c.	by way of withdrawal according to the applicable laws and under this Agreement;

d.	on the day a Party has been declared bankrupt or the motion for bankruptcy has been denied due to insufficient assets of the Party.

20.5.	Each Party is entitled to terminate the Agreement by way of a written notice delivered to the other Party with [***] months’ notice period commencing on the first day of the receipt of the termination notice by the other Party.

20.6.	Either Party shall have the right to terminate this Agreement upon the occurrence of the following events:

(i)	The other Party is delayed in performing its contractual obligations for more than [***] days ; or

(ii)	The other Party fails to rectify any defect within a reasonable period of not less than [***] days after receiving a formal written notice. Upon termination, both Parties shall fairly and reasonably settle all obligations performed and return any received benefits. Neither Party shall be held liable for reasonable delays. The terminating Party shall have the right to claim damages incurred in accordance with applicable laws and this Agreement provisions.

20.7.	The general terms and conditions of the Parties or any third parties are not applicable.

20.8.	Any oral promises and agreements have no effect unless confirmed in Writing by a Party.

20.9.	All declarations, notices or other communications hereunder, hereinafter referred to as the “Notice(s)”, shall be made In Writing in the English language and delivered by hand or by courier or as a signed scan as an attachment to an email to the person at the addresses set forth below, or such other addresses as may be designated by the respective Party to the other Parties in the same manner:

A.	Any Notice including Purchase Order to be given to INOBAT hereunder shall be addressed as follows:

InoBat Auto j.s.a.

Attn.: [***] with copy to [***]

Address: [***]

E-mail: [***]

B.	Any Notice to be given to SUPPLIER hereunder shall be addressed as follows:

Gotion EMEA Holding s.r.o.

Attn.: [***]

Address: [***]

E-mail: [***]

20.10.	Any Notice(s) shall be deemed delivered:

a.	on the day it is received by the recipient; or

b.	on the day of its delivery to the email address specified in point 20.6 above; or

c.	on the day the mail is returned to the sender with the note "addressee unknown"; or

d.	on the seventh day after the mail is stored at the post office, if the delivery is not accepted within the storage period; this assumption applies also in case the recipient does not become aware of the delivery. The correspondence is deemed delivered upon any refusal of its acceptance by a Party.

20.11.	Although this Agreement is written in the English language, it should under no circumstances be interpreted using American or English (common law) terms. In the interpretation of this Agreement, Slovak(legal) terms that best reflect the Parties' intentions must be adhered to.

20.12.	The failure of a Party to exercise any right or remedy does not constitute a waiver of that right or remedy.

20.13.	The following Appendices are attached to this Agreement and provide baseline on the subject matters specified therein:

-	Appendix 1. Delivery, Purchase Price, Milestones;

-	Appendix 2. Description of the Product;

-	Appendix 3. Product Warranties;

-	Appendix 4. Performance Warranties.

The contents of these Appendices shall become binding on the Parties to the extent that the relevant Purchase Order does not provide otherwise or is silent on the relevant matter. In the event of any inconsistency or conflict among documents, the following order of precedence shall apply: (a) the terms of the applicable Purchase Order shall prevail; (b) where the Purchase Order is silent on a matter, the terms of this Agreement, including its Appendices shall apply.

20.14.	This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

20.15.	If, for any reason, the arbitral tribunal, or a court or another competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision.

20.16.	The SUPPLIER shall be solely and fully responsible for complying with all legal obligations of a battery producer under applicable Slovak legislation, including but not limited to registration, reporting, collection, and the payment of any and all recycling or environmental fees related to batteries placed on the Slovak market. INOBAT shall not bear any responsibility or liability, whether direct or indirect, legal or financial, for the SUPPLIER’s compliance or non-compliance with such obligations. Under no circumstances shall any responsibility be deemed transferred to or assumed by InoBat.

Article 21. Applicable Law and Dispute Resolution

21.1.	The Agreement is governed exclusively by Slovak law with the exclusion of any conflict-of-laws rules.

21.2.	All disputes, controversies or claims arising out of or in connection with this Agreement and all agreements between the Parties arising from it shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (ICC) in effect at the time of the arbitration. The seat of arbitration shall be Vienna, Austria, and the language of the arbitration shall be English. The arbitral award shall be final and binding upon both Parties and may be enforced in any court having jurisdiction thereof.

21.3.	In the event that the subject matter of the dispute between the Customer and INOBAT relates to a matter concerning this Agreement, both Parties undertake to provide mutual assistance., in particular to submit documents in writing, make representations and attend hearings within a period of no more than [***] days from the date of INOBAT's request, unless INOBAT determines otherwise , unless otherwise agreed in writing.

21.4.	In the event that a dispute between the Customer and INOBAT involves the Supplier’s performance of obligations under this Agreement, and it is mutually confirmed by all Parties that the Supplier has indeed failed to perform its obligations, the Supplier agrees to reasonably cooperate in the dispute resolution process. However, before the final decision is applied to the Supplier, the Supplier shall be granted a full opportunity to present its case and defend itself. Such decision shall be binding on the Supplier only to the extent that it directly confirms the Supplier’s breach and its impact on INOBAT’s performance of obligations towards the Customer. The Supplier shall not be held liable for any responsibility arising from actions or omissions of INOBAT or the Customer that are unrelated to the Supplier’s own breach.

Article 22. Exclusion CISG

22.1.	Parties specifically acknowledge that the United Nations Convention on contracts for the international sale of goods (1980) shall not apply to the Agreement or its Appendices.

Article 23. Effective Date

23.1.	The Agreement shall come into effect immediately upon signature Agreement by both Parties.

23.2.	This Agreement may be executed electronically, which will be deemed an original. Alternatively, this Agreement may be executed in several counterparts, all of which taken together will constitute the entire agreement among the parties. The process of scanning and sending the signed version of this Agreement via the e-mails will make the Agreement valid and make the Agreement enter into force.

[Signature page follows]

SIGNATURE PAGE

IN WITNESS THEREOF, each of the Parties hereto has caused this Agreement to be signed and executed by its duly authorized representative on the date first set forth above.

InoBat Auto j.s.a.		Gotion EMEA Holding s.r.o.

In Bratislava, […]		In Bratislava, […]

By:		By:
Name:	Marián Boček	Name:	Luis Moreton Achsel
Title:	Chairman of Board of Directors	Title:	Managing Director

By:
Name:	Vazil Hudák
Title:	Member of Board of Directors